Exhibit 99.1

Press Release

For Immediate Release

Contacts: Yee Phong (Alan) Thian
Chairman, President and CEO
(626) 307-7559
David Morris
Executive Vice President and CFO
(714) 670-2488

RBB Bancorp Reports First Quarter Earnings for 2021

Conference Call and Webcast Scheduled for Tuesday, April 27, 2021 at

11:00 a.m. Pacific Time/2:00 p.m. Eastern Time

First Quarter 2021 Highlights

●

Reported record net income of $12.5 million, or $ 0.63 diluted earnings per share, increased $1.3 million, or 11.7%, from the prior quarter and increased $5.7 million, or 84.6%, from the first quarter of 2020

●	Non-interest bearing deposits increased by $170.2 million, or 27.6%, from the end of the prior quarter

●	Net interest margin of 3.73% increased by 6 basis points from the prior quarter and increased 36 basis points from the first quarter of 2020

●	Declared quarterly cash dividend of $0.13 per common share

Los Angeles, CA, April 26, 2021 – RBB Bancorp (NASDAQ:RBB) and its subsidiaries, Royal Business Bank (“the Bank”) and RBB Asset Management Company (“RAM”), collectively referred to herein as “the Company,” announced financial results for the quarter ended March 31, 2021.

The Company reported record net income of $12.5 million, or $ 0.63 diluted earnings per share, for the three months ended March 31, 2021, compared to net income of $11.1 million, or $ 0.56 diluted earnings per share, and $6.7 million, or $0.33 diluted earnings per share, for the three months ended December 31, 2020 and March 31, 2020, respectively.

“Royal Business Bank started 2021 with excellent first quarter results as our differentiated business model benefited from a rapidly improving economy,” said Mr. Alan Thian, Chairman, President and CEO of RBB Bancorp. “We reported record net income, improving margins, stable credit quality and strong growth in noninterest-bearing deposits.  We raised $120 million of subordinated debt which dramatically increases our ability to pursue profitable organic and strategic growth opportunities.  We believe we are well-positioned to accelerate our profitable growth in 2021 by providing exceptional customer service to the individuals, businesses and communities we serve.”

Key Performance Ratios

Net income of $12.5 million for the first quarter of 2021 produced an annualized return on average assets of 1.47%, an annualized return on average tangible common shareholders' equity of 14.05%, and an annualized return on average shareholders' equity of 11.64%. This compares to an annualized return on average assets of 1.33%, an annualized return on average tangible common shareholders' equity of 12.58%, and an annualized return on average shareholders' equity of 10.38% for the fourth quarter of 2020. The efficiency ratio for the first quarter of 2021 was 44.64%, compared to 43.32% for the prior quarter. The change in the efficiency ratio was primarily due to a seasonal increase in non-interest expense.

Net Interest Income and Net Interest Margin

Net interest income, before provision for loan losses, was $29.5 million for the first quarter of 2021, compared to $28.9 million for the fourth quarter of 2020. The $608,000 increase was primarily attributable to higher interest income due to a $74.1 million increase in average earning assets and an improvement in the deposit costs related to a $36.9 million increase in average noninterest-bearing deposits, partially offset by a $39.1 million increase in average interest-bearing liabilities.  Accretion of purchase discounts from prior acquisitions contributed $480,000 to net interest income in the first quarter of 2021, compared to $275,000 in the fourth quarter of 2020.

Compared to the first quarter of 2020, net interest income, before provision for loan losses, increased $5.9 million from $23.6 million. The increase was primarily attributable to a $388.8 million increase in average earning assets and a $168.1 million increase in average noninterest-bearing deposits, partially offset by a $188.3 million increase in average interest-bearing liabilities. The increases in average earning assets and total deposits were primarily due to increased loan and deposit originations.

Net interest margin was 3.73% for the first quarter of 2021, an increase of 6 basis points from 3.67% in the fourth quarter of 2020. The increase was primarily attributable to a 16 basis point decrease in the cost of total deposits partially offset by an 18 basis point increase in the cost of borrowings (FHLB advances, long-term debt and subordinated debentures) and a 6 basis point decrease in the yield on average earning assets. Loan discount accretion contributed 6 basis points to the net interest margin in the first quarter of 2021, compared to 3 basis points in the fourth quarter of 2020.

Noninterest Income

Noninterest income was $5.9 million for the first quarter of 2021, an increase of $1.4 million from $4.5 million in the fourth quarter of 2020. The increase was driven by an increase in gain on loan sales of $1.4 million as the Company sold $73.5 million more loans in the first quarter than in the prior quarter generally due to selling FNMA loans.

The Company sold $80.3 million in FNMA qualified mortgage loans for a net gain of $2.2 million and sold $49.8 million in non-qualified mortgage loans to private investors for a gain of $1.2 million during the first quarter of 2021. This compared to $24.7 million in FNMA qualified mortgage loans for a net gain of $645,000 and $24.3 million in non-qualified mortgage loans to private investors for a gain of $1.2 million during the fourth quarter of 2020. The Company sold $3.5 million in SBA loans during the first quarter of 2021 for a net gain of $355,000, compared to $11.3 million SBA loans sold for a net gain of $595,000 during the fourth quarter of 2020.

Compared to the first quarter of 2020, noninterest income increased by $1.3 million from $4.6 million. The increase was primarily attributable to an increase of $1.1 million in gain on loan sales and an increase of $225,000 in derivative income.

Noninterest Expense

Noninterest expense for the first quarter of 2021 was $15.8 million, compared to $14.5 million for the fourth quarter of 2020. The $1.3 million increase was primarily attributable to a $1.1 million increase from commission paid, payroll tax on bonuses, a $428,000 temporary increase in data processing expenses, partially offset by $158,000 decrease in occupancy and equipment expenses, and an $111,000 decrease in marketing and business promotion expenses.

Noninterest expense decreased from $16.3 million in the first quarter of 2020. The $471,000 decrease was primarily due to a $361,000 decrease in merger and conversion expenses, a $263,000 decrease in salaries and employee benefits expenses, and a $162,000 decrease in occupancy and equipment expenses. These were partially offset by a $298,000 increase in data processing expense.

Income Taxes

The effective tax rate was 31.13% for the first quarter of 2021, 29.92% for the fourth quarter of 2020, and 32.52% for the first quarter of 2020.

Loan Portfolio

Loans held for investment, net of deferred fees and discounts, totaled $2.7 billion as of March 31, 2021, an increase of $8.4 million from December 31, 2020, and an increase of $315.2 million from March 31, 2020. The increase from the prior quarter was primarily due to an increase in loan originations. Single-family residential mortgages decreased by $83.1 million net of payoffs, paydowns and loan sales. Commercial real estate loans increased by $59.5 million, construction and land development loans increased by $23.0 million, SBA loans increased by $13.5 million, commercial and industrial loans decreased by $4.1 million and other loans decreased by $321,000.

During the first quarter of 2021, single-family residential mortgage production was $114.5 million, payoffs and paydowns were $81.9 million, and single-family residential mortgage loan sales were $130.1 million. During the fourth quarter of 2020, single-family residential mortgage production was $110.3 million, payoffs and paydowns were $74.5 million, and loan sales were $49.0 million.

Mortgage loans held for sale were $37.7 million as of March 31, 2021, a decrease of $12.3 million from $50.0 million at December 31, 2020 and a decrease of $14.4 million from $52.1 million as of March 31, 2020. The Company originated approximately $55.3 million in mortgage loans for sale for the first quarter of 2021, compared with $50.0 million during the prior quarter.

In the first quarter of 2021, SBA loan production was $37.8 million and total SBA loan sales were $3.5 million.

Deposits and Borrowings

Deposits were $2.8 billion at March 31, 2021, an increase of $186.2 million from December 31, 2020, and an increase of $401.0 million from March 31, 2020, excluding brokered deposits. The increase in total deposits from the prior quarter was primarily attributable to organic deposit growth.  During the first quarter of 2021, noninterest-bearing deposits increased by $170.2 million, interest-bearing non-maturity deposits increased by $60.4 million, and time deposits decreased by $44.5 million.  As of March 31, 2021, time deposits included $17.4 million in brokered CDs, as compared to $17.4 million as of December 31, 2020 and $33.1 million as of March 31, 2020.

On March 31, 2021, the long-term subordinated-debt was reissued, and an additional $68.4 million was raised.

Asset Quality

Nonperforming assets totaled $20.2 million, or 0.55% of total assets at March 31, 2021, compared to $19.8 million, or 0.59%, of total assets at December 31, 2020.  Nonperforming assets consist of OREO, loans modified under troubled debt restructurings (“TDR”), non-accrual loans, and loans past due 90 days or more and still accruing interest.

In the first quarter of 2021, there were $42,000 in net charge-offs, down from $305,000 in the prior quarter.

The Company recorded a provision for credit losses of $1.5 million for the first quarter of 2021, a decrease from $3.0 million in the prior quarter, primarily attributable to remaining COVID-19-related economic risk and loan growth.

The allowance for loan losses totaled $30.8 million, or 1.13% of loans held for investment at March 31, 2021, compared with $29.3 million, or 1.08%, of total loans at December 31, 2020.

As of March 31, 2021, borrowers representing 285 loans totaling $42.9 million, or 1.6% of the Company’s total loan portfolio, have funded under the SBA’s Paycheck Protection Program due to the COVID-19 pandemic.  Presently none of our SBA customers are on a payment deferral plan due to the COVID-19 pandemic.

The following table provides details regarding the Company's COVID-19 loan deferral activity through April 15, 2021.

	As of June 30, 2020		As of October 23, 2020		As of January 15, 2021		As of April 15, 2021
	Loans Deferred		Loans Deferred		Loans Deferred		Loans Deferred
	Number	Principal Amount ($000)	Number	Principal Amount ($000)	Number	Principal Amount ($000)	Number	Principal Amount ($000)
General retail (excluding SBA)	34	$94,251	3	$26,840	2	$3,174	1	$438
Mixed use commercial	38	58,841	4	10,547	1	7,500	4	2,602
Hospitality (excluding SBA)	5	25,343	2	12,929	1	6,419	1	6,394	(1)
Restaurants (excluding SBA)	11	4,186	1	12	—	—	—	—
Multifamily	6	9,086	—	—	—	—	1	688
Commercial, office and other	—	—	5	19,881	5	18,742	—	—
SFR mortgage loans - Western region	183	118,484	38	29,604	14	8,770	9	5,135
SFR mortgage loans - Eastern region	203	85,935	10	4,106	11	4,925	5	2,467
SFR mortgage loans - Chicago metropolitan	84	14,824	4	719	1	249	—	—
Total	564	$410,950	67	$104,638	35	$49,779	21	$17,724

The Company does not have any shared national credits or loans, backed by airlines or cruise lines, on deferral as of March 31, 2021.

(1)  Principal deferred only.

Corporate Overview

RBB Bancorp is a community-based financial holding company headquartered in Los Angeles, California.  As of March 31, 2021, the company had total assets of $3.7 billion. Its wholly-owned subsidiary, the Bank is a full service commercial bank, which provides business banking services to the Chinese-American communities in Los Angeles County, Orange County, and Ventura County in California, in Las Vegas, Nevada, in Brooklyn, Queens, and Manhattan in New York, in Edison, New Jersey, and in the Chicago neighborhoods of Chinatown and Bridgeport, Illinois.  Bank services include remote deposit, E-banking, mobile banking, commercial and investor real estate loans, business loans and lines of credit, commercial and industrial loans, SBA 7A and 504 loans, 1-4 single family residential loans, automobile lending, trade finance, a full range of depository account products and wealth management services.  The Bank has nine branches in Los Angeles County, two branches in Ventura County, one branch in Orange County, California, one branch in Las Vegas, Nevada, two branches and one loan operation center in Brooklyn, three branches in Queens, one branch in Manhattan in New York, one branch in Edison, New Jersey and two branches in Chicago, Illinois. The Company's administrative and lending center is located at 1055 Wilshire Blvd., Los Angeles, California 90017, and its finance and operations center is located at 7025 Orangethorpe Ave., Buena Park, California 90621. The Company's website address is www.royalbusinessbankusa.com.

Conference Call

Management will hold a conference call at 11:00 a.m. Pacific time/2:00 p.m. Eastern time tomorrow, April 27, 2021, to discuss the Company’s first quarter 2021 financial results.

To listen to the conference call, please dial 1-833-519-1355 (domestic) or 1-918-922-6505 (international), passcode 7982973. A replay of the call will be made available at 1-800-585-8367 or 1-404-537-3406, passcode 7982973, approximately one hour after the conclusion of the call and will remain available through May 4, 2021.

The conference call will also be simultaneously webcast over the Internet; please visit our Royal Business Bank website at www.royalbusinessbankusa.com and click on the “Investors” tab to access the call from the site. This webcast will be recorded and available for replay on our website approximately two hours after the conclusion of the conference call.

Disclosure

This press release contains certain non-GAAP financial disclosures for tangible common equity and tangible assets and adjusted earnings. The Company uses certain non-GAAP financial measures to provide meaningful supplemental information regarding the Company’s operational performance and to enhance investors’ overall understanding of such financial performance. Please refer to the tables at the end of this release for a presentation of performance ratios in accordance with GAAP and a reconciliation of the non-GAAP financial measures to the GAAP financial measures.

Safe Harbor

Certain matters set forth herein (including the exhibits hereto) constitute forward-looking statements relating to the Company’s current business plans and expectations and our future financial position and operating results. These forward-looking statements are subject to risks and uncertainties that could cause actual results, performance and/or achievements to differ materially from those projected. These risks and uncertainties include, but are not limited to, local, regional, national and international economic and market conditions and events and the impact they may have on us, our customers and our assets and liabilities; our ability to attract deposits and other sources of funding or liquidity; supply and demand for real estate and periodic deterioration in real estate prices and/or values in California or other states where we lend, including both residential and commercial real estate; a prolonged slowdown or decline in real estate construction, sales or leasing activities; changes in the financial performance and/or condition of our borrowers, depositors or key vendors or counterparties; changes in our levels of delinquent loans, nonperforming assets, allowance for loan losses and charge-offs; expectations regarding the impact of the COVID-19 pandemic; the costs or effects of acquisitions or dispositions we may make, including our recent acquisition of PGB Holdings, Inc. and its wholly-owned subsidiary, Pacific Global Bank, and our recently completed acquisition of First American International Corp., whether we are able to obtain any required governmental or shareholder approvals in connection with any such acquisitions or dispositions, and/or our ability to realize the contemplated financial or business benefits associated with any such acquisitions or dispositions; the effect of changes in laws, regulations and applicable judicial decisions (including laws, regulations and judicial decisions concerning financial reforms, taxes, banking capital levels, consumer, commercial or secured lending, securities and securities trading and hedging, compliance, employment, executive compensation, insurance, vendor management and information security) with which we and our subsidiaries must comply or believe we should comply; changes in estimates of future reserve requirements and minimum capital requirements based upon the periodic review thereof under relevant regulatory and accounting requirements, including changes in the Basel Committee framework establishing capital standards for credit, operations and market risk; inflation, interest rate, securities market and monetary fluctuations; changes in government interest rates or monetary policies; changes in the amount and availability of deposit insurance; cyber-security threats, including loss of system functionality or theft or loss of Company or customer data or money; political instability; acts of war or terrorism, or natural disasters, such as earthquakes, drought, or the effects of pandemic diseases; the timely development and acceptance of new banking products and services and the perceived overall value of these products and services by our customers and potential customers; the Company’s relationships with and reliance upon vendors with respect to the operation of certain of the Company’s key internal and external systems and applications; changes in commercial or consumer spending, borrowing and savings preferences or behaviors; technological changes and the expanding use of technology in banking (including the adoption of mobile banking and funds transfer applications); the ability to retain and increase market share, retain and grow customers and control expenses; changes in the competitive and regulatory environment among financial and bank holding companies, banks and other financial service providers; volatility in the credit and equity markets and its effect on the general economy or local or regional business conditions; fluctuations in the price of the Company’s common stock or other securities; and the resulting impact on the Company’s ability to raise capital or make acquisitions, the effect of changes in accounting policies and practices, as may be adopted from time-to-time by our regulatory agencies, as well as by the Public Company Accounting Oversight Board, the Financial Accounting Standards Board and other accounting standard-setters, including ASU 2016-13 (Topic 326), “Measurement of Credit Losses on Financial Instruments”, commonly referenced as the Current Expected Credit Loss (“CECL”) model, which will change how we estimate credit losses and may increase the required level of our allowance for credit losses after adoption; changes in our organization, management, compensation and benefit plans, and our ability to retain or expand our workforce, management team and/or our board of directors; the costs and effects of legal, compliance and regulatory actions, changes and developments, including the initiation and resolution of legal proceedings (such as securities, consumer or employee class action litigation), regulatory or other governmental inquiries or investigations, and/or the results of regulatory examinations or reviews; our ongoing relations with our various federal and state regulators, including the SEC, FDIC, FRB and California DFPI (formerly DBO); our success at managing the risks involved in the foregoing items and all other factors set forth in the Company’s public reports, including its Annual Report as filed under Form 10-K-A for the year ended December 31, 2020, and particularly the discussion of risk factors within that document. The Company does not undertake, and specifically disclaims any obligation, to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements except as required by law. Any statements about future operating results, such as those concerning accretion and dilution to the Company’s earnings or shareholders, are for illustrative purposes only, are not forecasts, and actual results may differ.

RBB BANCORP AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited, except for December 31, 2020)

(Dollars in thousands)

	March 31,	December 31,	September 30,	June 30,	March 31,
	2021	2020	2020	2020	2020
Assets
Cash and due from banks	$362,930	$137,654	$121,630	$94,844	$285,667
Federal funds sold and other cash equivalents	57,000	57,000	57,000	57,000	75,300
Total cash and cash equivalents	419,930	194,654	178,630	151,844	360,967
Interest-bearing deposits in other financial institutions	600	600	600	600	600
Investment securities available for sale	281,582	210,867	214,662	185,756	126,294
Investment securities held to maturity	6,668	7,174	7,569	7,615	7,825
Mortgage loans held for sale	37,675	49,963	23,886	15,479	52,096
Loans held for investment	2,715,205	2,706,766	2,755,153	2,594,620	2,399,982
Allowance for loan losses	(30,795)	(29,337)	(26,634)	(22,820)	(20,130)
Net loans held for investment	2,684,410	2,677,429	2,728,519	2,571,800	2,379,852
Premises and equipment, net	27,093	27,103	24,237	23,965	24,472
Federal Home Loan Bank (FHLB) stock	15,641	15,641	15,641	15,641	15,630
Net deferred tax assets	3,427	2,547	1,080	—	—
Cash surrender value of life insurance	35,308	35,121	34,930	34,736	34,544
Goodwill	69,243	69,243	69,243	69,209	69,790
Servicing assets	13,264	13,965	14,724	15,595	16,826
Core deposit intangibles	4,895	5,196	5,519	5,876	6,234
Right-of-use assets- operating leases	25,500	—	—	—	—
Accrued interest and other assets	39,063	40,569	40,336	38,065	33,523
Total assets	$3,664,299	$3,350,072	$3,359,576	$3,136,181	$3,128,653
Liabilities and shareholders' equity
Deposits:
Noninterest-bearing demand	$787,439	$617,206	$642,332	$574,553	$504,324
Savings, NOW and money market accounts	791,486	731,084	654,378	601,941	571,870
Time deposits	1,242,368	1,286,838	1,315,038	1,260,026	1,359,787
Total deposits	2,821,293	2,635,128	2,611,748	2,436,520	2,435,981
Reserve for unfunded commitments	1,320	1,383	1,129	1,030	979
Net deferred tax liabilities	—	—	—	656	312
FHLB advances	150,000	150,000	190,000	150,000	150,000
Long-term debt, net of debt issuance costs	172,581	104,391	104,305	104,220	104,135
Subordinated debentures	14,338	14,283	14,229	14,174	14,120
Lease liabilities - operating leases	26,199	—	—	—	—
Accrued interest and other liabilities	42,900	16,399	16,749	15,556	15,133
Total liabilities	3,228,631	2,921,584	2,938,160	2,722,156	2,720,660
Shareholders' equity:
Shareholder's equity	435,746	427,287	420,329	412,827	407,332
Non-controlling interest	72	72	72	72	72
Accumulated other comprehensive (loss) income - Net of tax	(150)	1,129	1,015	1,126	589
Total shareholders' equity	435,668	428,488	421,416	414,025	407,993
Total liabilities and shareholders’ equity	$3,664,299	$3,350,072	$3,359,576	$3,136,181	$3,128,653

RBB BANCORP AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(Dollars in thousands, except per share amounts)

	For the three months ended
	March 31, 2021	December 31, 2020	March 31, 2020
Interest and dividend income:
Interest and fees on loans	$34,516	$34,832	$32,276
Interest on interest-bearing deposits	48	55	451
Interest on investment securities	627	639	821
Dividend income on FHLB stock	192	193	2
Interest on federal funds sold and other	157	145	478
Total interest income	35,540	35,864	34,028
Interest expense:
Interest on savings deposits, NOW and money market accounts	698	736	1,243
Interest on time deposits	2,964	3,900	7,086
Interest on subordinated debentures and long term debt	1,958	1,901	1,956
Interest on other borrowed funds	435	450	150
Total interest expense	6,055	6,987	10,435
Net interest income before provision for loan losses	29,485	28,877	23,593
Provision for loan losses	1,500	3,008	1,945
Net interest income after provision for loan losses	27,985	25,869	21,648
Noninterest income:
Service charges, fees and other	1,410	1,565	1,079
Gain on sale of loans	3,841	2,445	2,711
Loan servicing fees, net of amortization	246	206	592
Recoveries on loans acquired in business combinations	5	5	42
Unrealized (loss) on equity investments	(20)	—	—
Gain on derivatives	225	78	—
Increase in cash surrender value of life insurance	187	191	191
Total noninterest income	5,894	4,490	4,615
Noninterest expense:
Salaries and employee benefits	9,242	8,105	9,505
Occupancy and equipment expenses	2,242	2,400	2,404
Data processing	1,440	1,012	1,142
Legal and professional	805	794	604
Office expenses	255	295	323
Marketing and business promotion	184	295	214
Insurance and regulatory assessments	348	210	177
Core deposit premium	301	324	357
OREO expenses	5	4	14
Merger and conversion expenses	42	5	403
Other expenses	928	1,009	1,120
Total noninterest expense	15,792	14,453	16,263
Income before income taxes	18,087	15,906	10,000
Income tax expense	5,631	4,759	3,252
Net income	$12,456	$11,147	$6,748

Net income per share
Basic	$0.64	$0.57	$0.34
Diluted	$0.63	$0.56	$0.33
Cash Dividends declared per common share	$0.12	$0.09	$0.12
Weighted-average common shares outstanding
Basic	19,475,814	19,655,621	19,971,856
Diluted	19,812,841	19,812,401	20,266,328

RBB BANCORP AND SUBSIDIARIES

AVERAGE BALANCE SHEET AND NET INTEREST INCOME

(Unaudited)

(Dollars in thousands, except per share amounts)

	For the three months ended
	March 31, 2021			December 31, 2020			March 31, 2020
	Average	Interest	Yield /	Average	Interest	Yield /	Average	Interest	Yield /
(tax-equivalent basis, dollars in thousands)	Balance	& Fees	Rate	Balance	& Fees	Rate	Balance	& Fees	Rate
Earning assets:
Federal funds sold, cash equivalents & other (1)	$215,230	$397	0.75%	$188,430	$393	0.83%	$249,568	$931	1.50%
Securities
Available for sale	239,768	571	0.97%	222,762	579	1.03%	138,574	755	2.19%
Held to maturity (2)	7,000	64	3.71%	7,383	68	3.66%	8,016	74	3.71%
Mortgage loans held for sale	54,021	411	3.09%	41,265	325	3.13%	78,063	981	5.05%
Loans held for investment: (3)
Real estate	2,307,431	29,521	5.19%	2,282,937	29,705	5.18%	2,007,286	26,428	5.30%
Commercial	384,442	4,584	4.84%	390,980	4,802	4.89%	337,548	4,867	5.80%
Total loans	2,691,873	34,105	5.14%	2,673,917	34,507	5.13%	2,344,834	31,295	5.37%
Total earning assets	3,207,892	$35,548	4.49%	3,133,757	$35,872	4.55%	2,819,055	$34,036	4.86%
Noninterest-earning assets	228,002			196,071			212,568
Total assets	$3,435,894			$3,329,828			$3,031,623

Interest-bearing liabilities
NOW	$64,592	$44	0.28%	$62,232	$48	0.31%	$43,838	$42	0.39%
Money Market	579,347	623	0.44%	504,463	656	0.52%	432,005	1,146	1.07%
Saving deposits	131,151	31	0.10%	128,727	32	0.10%	114,951	55	0.19%
Time deposits, less than $250,000	663,029	1,496	0.92%	698,415	2,059	1.17%	737,755	3,376	1.84%
Time deposits, $250,000 and over	593,981	1,468	1.00%	594,655	1,841	1.23%	620,884	3,710	2.40%
Total interest-bearing deposits	2,032,100	3,662	0.73%	1,988,492	4,636	0.93%	1,949,433	8,329	1.72%
FHLB advances	150,001	435	1.18%	161,957	450	1.11%	51,978	150	1.18%
Long-term debt	111,739	1,808	6.56%	104,335	1,748	6.67%	104,083	1,748	6.75%
Subordinated debentures	14,302	150	4.25%	14,248	153	4.27%	14,327	208	5.84%
Total interest-bearing liabilities	2,308,142	6,055	1.06%	2,269,032	6,987	1.23%	2,119,821	10,435	1.98%
Noninterest-bearing liabilities
Noninterest-bearing deposits	653,674			616,803			485,555
Other noninterest-bearing liabilities	40,118			16,830			15,056
Total noninterest-bearing liabilities	693,792			633,633			500,611
Shareholders' equity	433,960			427,163			411,191
Total liabilities and shareholders' equity	$3,435,894			$3,329,828			$3,031,623
Net interest income / interest rate spreads		$29,493	3.43%		$28,885	3.32%		$23,601	2.88%
Net interest margin			3.73%			3.67%			3.37%

(1)	Includes income and average balances for FHLB stock, term federal funds, interest-bearing time deposits and other miscellaneous interest-bearing assets.
(2)	Interest income and average rates for tax-exempt loans and securities are presented on a tax-equivalent basis.
(3)	Average loan balances include nonaccrual loans and loans held for sale. Interest income on loans includes - amortization of deferred loan fees, net of deferred loan costs.

RBB BANCORP AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands, except per share amounts)

	For the three months ended
	March 31,	December 31,	March 31,
	2021	2020	2020
Per share data (common stock)
Earnings
Basic	$0.64	$0.57	$0.34
Diluted	$0.63	$0.56	$0.33
Dividends declared	$0.12	$0.09	$0.12
Book value	$22.31	$21.90	$20.67
Tangible book value	$18.51	$18.10	$16.82
Weighted average shares outstanding
Basic	19,475,814	19,655,621	19,971,856
Diluted	19,812,841	19,812,401	20,266,328
Shares outstanding at period end	19,528,249	19,565,921	19,739,280
Performance ratios
Return on average assets, annualized	1.47%	1.33%	0.90%
Return on average shareholders' equity, annualized	11.64%	10.38%	6.60%
Return on average tangible common equity, annualized	14.05%	12.58%	8.13%
Noninterest income to average assets, annualized	0.70%	0.54%	0.61%
Noninterest expense to average assets, annualized	1.86%	1.73%	2.16%
Yield on average earning assets	4.49%	4.55%	4.86%
Cost of average total deposits	0.55%	0.71%	1.38%
Cost of average interest-bearing deposits	0.73%	0.93%	1.72%
Cost of average interest-bearing liabilities	1.06%	1.23%	1.98%
Accretion on loans to average earning assets	0.06%	0.03%	0.10%
Net interest spread	3.43%	3.32%	2.88%
Net interest margin	3.73%	3.67%	3.37%
Efficiency ratio	44.64%	43.32%	57.65%
Common stock dividend payout ratio	18.75%	15.79%	35.29%

RBB BANCORP AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands, except per share amounts)

	As of
	March 31,	December 31,	March 31,
	2021	2020	2020
Loan to deposit ratio	96.24%	102.72%	98.52%
Core deposits / total deposits	78.97%	77.31%	74.11%
Net non-core funding dependence ratio	4.27%	9.11%	6.62%

Credit Quality Data:
Loans 30-89 days past due	$10,653	$8,939	$22,488
Loans 30-89 days past due to total loans	0.39%	0.33%	0.94%
Loans 90 days past due and still accruing	$—	$—	$225
Nonperforming loans	$19,911	$19,554	$20,499
Nonperforming loans to total loans	0.73%	0.72%	0.85%
Nonperforming assets	$20,204	$19,847	$20,792
Nonperforming assets to total assets	0.55%	0.59%	0.66%
Allowance for loan losses to total loans	1.13%	1.08%	0.84%
Allowance for loan losses to nonperforming loans	154.66%	150.03%	98.20%
Net charge-offs to average loans (for the quarter-to-date period)	0.01%	0.05%	0.11%

Regulatory and other capital ratios—Company
Tangible common equity to tangible assets	10.07%	10.81%	10.87%
Tier 1 leverage ratio	11.30%	11.32%	11.74%
Tier 1 common capital to risk-weighted assets	14.53%	14.62%	15.45%
Tier 1 capital to risk-weighted assets	15.11%	15.21%	16.10%
Total capital to risk-weighted assets	23.27%	20.77%	21.91%

Regulatory capital ratios—Bank only
Tier 1 leverage ratio	13.44%	14.11%	14.44%
Tier 1 common capital to risk-weighted assets	17.96%	18.94%	19.79%
Tier 1 capital to risk-weighted assets	17.96%	18.94%	19.79%
Total capital to risk-weighted assets	19.21%	20.19%	20.77%

RBB BANCORP AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands, except per share amounts)

	1st Quarter	4th Quarter	3rd Quarter	2nd Quarter	1st Quarter
Quarterly Consolidated Statements of Earnings	2021	2020	2020	2020	2020
Interest income
Loans, including fees	$34,516	$34,832	$34,153	$32,633	$32,276
Investment securities and other	1,024	1,032	972	1,470	1,752
Total interest income	35,540	35,864	35,125	34,103	34,028
Interest expense
Deposits	3,662	4,636	5,525	6,715	8,329
Interest on subordinated debentures and other	1,958	1,901	1,905	1,915	1,956
Other borrowings	435	450	444	439	150
Total interest expense	6,055	6,987	7,874	9,069	10,435
Net interest income before provision for loan losses	29,485	28,877	27,251	25,034	23,593
Provision for loan losses	1,500	3,008	3,861	3,009	1,945
Net interest income after provision for loan losses	27,985	25,869	23,390	22,025	21,648
Noninterest income	5,894	4,490	2,727	2,208	4,615
Noninterest expense	15,792	14,453	13,978	14,819	16,263
Earnings before income taxes	18,087	15,906	12,139	9,414	10,000
Income taxes	5,631	4,759	3,619	2,901	3,252
Net income	$12,456	$11,147	$8,520	$6,513	$6,748
Net income per common share - basic	$0.64	$0.57	$0.43	$0.33	$0.34
Net income per common share - diluted	$0.63	$0.56	$0.43	$0.33	$0.33
Cash dividends declared per common share	$0.12	$0.09	$0.06	$0.06	$0.12
Cash dividends declared on common shares	$2,347	$1,777	$1,184	$1,184	$2,407
Yield on average assets, annualized	1.47%	1.33%	1.05%	0.83%	0.90%
Yield on average earning assets	4.49%	4.55%	4.63%	4.60%	4.86%
Cost of average deposits	0.55%	0.71%	0.87%	1.09%	1.38%
Cost of average interest-bearing deposits	0.73%	0.93%	1.14%	1.42%	1.72%
Cost of average interest-bearing liabilities	1.06%	1.23%	1.43%	1.68%	1.98%
Accretion on loans to average earning assets	0.06%	0.03%	0.08%	0.16%	0.10%
Net interest margin	3.73%	3.67%	3.59%	3.42%	3.37%

RBB BANCORP AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited, except for December 31, 2020)

(Dollars in thousands, except per share amounts)

Loan Portfolio Detail	As of March 31, 2021		As of December 31, 2020		As of September 30, 2020		As of June 30, 2020		As of March 31, 2020
(dollars in thousands)	$	%	$	%	$	%	$	%	$	%
Loans:
Commercial and industrial	$286,016	10.5%	$290,139	10.7%	$317,891	11.5%	$267,481	10.3%	$275,602	11.5%
SBA	111,330	4.1%	97,821	3.6%	111,193	4.0%	104,069	4.0%	77,566	3.2%
Construction and land development	209,727	7.7%	186,723	6.9%	183,569	6.7%	145,754	5.6%	120,115	5.0%
Commercial real estate (1)	1,063,104	39.2%	1,003,637	37.1%	975,187	35.4%	900,302	34.7%	854,580	35.6%
Single-family residential mortgages	1,041,260	38.3%	1,124,357	41.5%	1,163,982	42.2%	1,174,927	45.3%	1,070,649	44.6%
Other loans	3,768	0.2%	4,089	0.2%	3,331	0.2%	2,087	0.1%	1,470	0.1%
Total loans (2)	$2,715,205	100.0%	$2,706,766	100.0%	$2,755,153	100.0%	$2,594,620	100.0%	$2,399,982	100.0%
Allowance for loan losses	(30,795)		(29,337)		(26,634)		(22,820)		(20,130)
Total loans, net	$2,684,410		$2,677,429		$2,728,519		$2,571,800		$2,379,852

(1)	Includes non-farm and non-residential loans, multi-family residential loans and non-owner occupied single family residential loans.
(2)	Net of discounts and deferred fees and costs.

	Three Months Ended
Change in Allowance for Loan Losses	March 31,
(dollars in thousands)	2021	2020
Beginning balance	$29,337	$18,816
Additions to the allowance charged to expense	1,500	1,945
Net charge-offs on loans	(42)	(631)
Ending balance	$30,795	$20,130

Tangible Book Value Reconciliations (non-GAAP)

The tangible book value per share is a non-GAAP disclosure. The Company uses certain non-GAAP financial measures to provide supplemental information regarding the Company’s performance. The following is a reconciliation of tangible book value to the Company shareholders’ equity computed in accordance with GAAP, as well as a calculation of tangible book value per share as of March 31, 2021 and 2020 and December 31, 2020.

(dollars in thousands, except per share data)	March 31, 2021	December 31, 2020	March 31, 2020
Tangible common equity:
Total shareholders' equity	$435,668	$428,488	$407,993
Adjustments
Goodwill	(69,243)	(69,243)	(69,790)
Core deposit intangible	(4,895)	(5,196)	(6,234)
Tangible common equity	$361,530	$354,049	$331,969
Tangible assets:
Total assets-GAAP	$3,664,299	$3,350,072	$3,128,653
Adjustments
Goodwill	(69,243)	(69,243)	(69,790)
Core deposit intangible	(4,895)	(5,196)	(6,234)
Tangible assets	$3,590,161	$3,275,633	$3,052,629
Common shares outstanding	$19,528,249	19,565,921	19,739,280
Tangible common equity to tangible assets ratio	10.07%	10.81%	10.87%
Book value per share	$22.31	$21.90	$20.67
Tangible book value per share	$18.51	$18.10	$16.82